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                                                                    Exhibit 12.1

                                 Six Flags, Inc.
Computation of Ratio of Earnings to Fixed Charges For each of the Years in the 5-Year Period Ended December 31,2000

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

                                                              YEAR ENDED DECEMBER 31,
                                            --------------------------------------------------------------
                                               1996        1997         1998          1999          2000
                                            --------     --------     --------      --------      --------
EARNINGS:

Income (loss) before extraordinary loss        1,765       14,099       35,628       (19,230)      (51,959)
Income tax expense (benefit)                   1,497        9,615       40,716        24,460         5,622
Interest expense                              11,121       17,775      149,820       193,965       232,336
Equity in loss (income) or partnerships           78           59      (24,054)      (26,180)      (11,833)
Distributions received from equity
    investees                                     --           --       19,931        17,656        33,531
Minority interest in earnings                     --           --          960           100            --
1/3 of rental expense                            405          743        2,639         3,500         3,091
                                            --------     --------     --------      --------      --------
Adjusted earnings                             14,866       42,291      225,640       194,271       210,788
                                            ========     ========     ========      ========      ========

FIXED CHARGES

Interest expense                              11,121       17,775      149,820       193,965       232,336
1/3 of rental expense                            405          743        2,639         3,500         3,091
                                            --------     --------     --------      --------      --------
Total fixed charges                           11,526       18,518      152,459       197,465       235,427
                                            ========     ========     ========      ========      ========

Ratio of earnings to fixed charges               1.3          2.3          1.5           1.0           0.9


Deficiency                                                                             3,194        24,639
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